Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2010 Second Quarter Results

BOULDER, COLORADO, November 9, 2009 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television and the international distribution of independent general motion picture entertainment, today reported its results for the fiscal 2010 second quarter and six month period ended September 30, 2009.

“New Frontier Media improved net income by 22% during the second quarter of fiscal year 2010 as compared to the first quarter results in the same fiscal year,” said Michael Weiner, chief executive officer of New Frontier Media, Inc.  “Although our second quarter net income is lower by $0.3 million as compared to the same prior year quarter, we are continuing to gain momentum with our Transactional TV segment’s international distribution initiative, and our Film Production segment has identified new opportunities due to our ability to react quickly, leverage our customer relationships and fund productions with existing cash on hand, giving us a strong pipeline of large production deals.”

Mr. Weiner continued, “We had approximately $17.3 million in cash and investments as of September 30, 2009, and the Company generated cash flow from operations during the first half of the fiscal year of $2.2 million after spending $2.0 million of cash for the Film Production segment’s producer-for-hire services which we expect to recover later in the current fiscal year. New Frontier Media continues to generate solid results and pursue new opportunities for growth.  Overall, the Company is executing upon its long-term objectives.  We are growing our distribution in a number of countries outside the U.S. using the same business model that has proven successful in the U.S., and at the same time diversifying into the distribution of mainstream content domestically.  We expect these efforts will provide a stable and long-term growth path for the Company.”

Second Fiscal Quarter Financial Highlights: September 30, 2009 Compared to September 30, 2008

•                  Revenue was $11.4 million for the quarter as compared to $13.4 million in the same prior year quarter and reflected the following results:

•                  Transactional TV segment revenue was $9.3 million as compared to $10.8 million in the same prior year quarter.  Video-on-demand (“VOD”) revenue was $5.0 million as compared to $5.6 million in the same prior year period and declined as a result of lower domestic revenue.  Pay-per-view (“PPV”) revenue was $4.2 million as compared to $5.0 million in the same prior year quarter, and revenue was also lower from a decline in domestic revenue.  We believe this decline in domestic revenue is due to the economic downturn and corresponding reduction in consumer buys.   Partially offsetting the declines in domestic VOD and PPV revenue was international VOD revenue of $0.6 million and international PPV revenue of $0.2 million.

•                  Film Production segment revenue decreased to $1.7 million from $2.2 million in the same prior year quarter.  Owned content revenue declined from $1.7 million to $1.2 million primarily because the prior year quarter results included revenue from the delivery of titles to premium cable channel customers including the partial delivery of titles from an episodic series. Repped content revenue increased to approximately $0.5 million from $0.3 million in the same prior year quarter primarily as a result of the new distribution of mainstream repped content on domestic VOD platforms and through retail DVD markets.

•                  Direct-to-Consumer segment revenue declined to $0.3 million from $0.4 million in the same prior year quarter due to a reduction in website traffic which we also believe is primarily related to the economic downturn.

•                  Cost of sales declined to $4.2 million from $4.4 million and was primarily impacted by:

•                  a $0.3 million decline in the Film Production segment’s film cost amortization related to lower owned content revenue; and

•                  an increase of $0.1 million in Direct-to-Consumer segment costs primarily associated with internet traffic purchases and employee costs incurred in an effort to improve our website membership revenue.

•                  Operating expenses declined to $5.5 million as compared to $6.8 million due to the following:

•                  a $0.5 million reduction in Corporate Administration segment expenses from lower third-party advisor fees, legal fees, employee costs and travel related costs as a result of general cost reduction efforts;

•                  a $0.4 million reduction in Direct-to-Consumer segment expenses from the restructuring of new product initiative operations in the fourth quarter of fiscal year 2009;

•                  a $0.1 million decline in Film Production segment expenses from lower recoupable cost impairment and bad debt charges as well as a reduction in employee costs; and

•                  a $0.1 million decline in Transactional TV segment advertising and promotion costs.

•                  Net income for the quarter was $1.0 million, or $0.05 per share, as compared to $1.3 million, or $0.06 per share, in the same prior year quarter.

Fiscal Year to Date Financial Highlights:  September 30, 2009 Compared to September 30, 2008

For the six month period ended September 30, 2009, net sales were $23.9 million as compared to $26.4 million in the same prior year period.  The Company reported net income during the six month period ended September 30, 2009 of $1.8 million, or $0.09 per share, compared to net income of $2.5 million, or $0.11 per share, in the same prior year period. Cash flow from operations during the six month period ended September 30, 2009 was $2.2 million as compared to $6.0 million during the same prior year period.  Cash flow from operations during the six month period ended September 30, 2009 reflects $2.0 million of cash outflows related to producer-for-hire services which we expect to fully recover during the fourth quarter of fiscal year 2010.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined in Item 10 of Regulation S-K, including EBITDA and Adjusted EBITDA on a consolidated basis for the three and six month periods ended September 30, 2009 and 2008.  The Company’s EBITDA and Adjusted EBITDA may not be calculated the same as other companies using those same terms.  The Company believes these measures provide useful information regarding the Company’s financial performance to management and to investors; however, these non-GAAP measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA as compared to the most directly comparable GAAP financial measure, net income, is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below.  The Company’s EBITDA is calculated as net income plus depreciation, amortization, and income taxes, plus or minus other income (expense); and the Company’s Adjusted EBITDA is calculated as EBITDA less cash paid for content, plus asset impairment charges.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-6010. To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on November 9, 2009 at (800) 406-7325, access code 4180598.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks as well as video-on-demand services to cable and satellite operators world-wide. These services reach over 229 million network homes. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. This segment also represents the work of a full range of independent film producers in markets around the globe.

The Company is headquartered in Boulder, Colorado, and its common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, or please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008

Net sales	$11,388	$13,375	$23,892	$26,436

Cost of sales	4,200	4,429	8,826	8,358

Gross margin	7,188	8,946	15,066	18,078

Operating expenses excluding impairment charges	5,528	6,735	11,995	13,881
Asset impairment charges	—	65	28	65
Total operating expenses	5,528	6,800	12,023	13,946

Operating income	1,660	2,146	3,043	4,132

Other income (expense)	(46)	9	(115)	31

Income before provision for income taxes	1,614	2,155	2,928	4,163

Provision for income taxes	(608)	(860)	(1,095)	(1,689)

Net income	$1,006	$1,295	$1,833	$2,474

Basic income per share	$0.05	$0.06	$0.09	$0.11

Diluted income per share	$0.05	$0.06	$0.09	$0.11

Average outstanding shares of common stock	19,494	23,202	19,494	23,445

Common stock and common stock equivalents	19,498	23,216	19,498	23,474

EBITDA and Adjusted EBITDA

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008

Net Income	$1,006	$1,295	$1,833	$2,474

Adjustments:
Other income (expense)	46	(9)	115	(31)
Provision for income taxes	608	860	1,095	1,689
Depreciation and amortization	2,152	2,396	4,616	4,575
EBITDA	3,812	4,542	7,659	8,707
Cash paid for content(1)	(1,852)	(2,282)	(2,937)	(3,671)
Asset impairment charges	—	65	28	65
Adjusted EBITDA	$1,960	$2,325	$4,750	$5,101

(1) Amount includes total cash paid for prepaid distribution rights and capitalized film costs.

Consolidated Balance Sheets

(in thousands)

	September 30, 2009	March 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,303	$16,049
Restricted cash	93	16
Marketable securities	1,000	90
Accounts receivable, net	9,741	10,242
Deferred producer-for-hire costs	2,049	60
Taxes receivable	761	683
Deferred tax assets	434	358
Prepaid and other assets	1,732	1,592
Total current assets	32,113	29,090
Equipment and furniture, net	5,130	5,573
Prepaid distribution rights, net	11,015	10,933
Recoupable costs and producer advances, net	4,625	4,999
Film costs, net	6,181	6,672
Goodwill	8,599	8,599
Other identifiable intangible assets, net	1,265	1,630
Other assets	1,048	1,043
Total assets	$69,976	$68,539

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,018	$2,144
Producers payable	784	950
Deferred revenue	789	737
Accrued compensation	1,719	1,188
Deferred producer liabilities	2,088	1,970
Short-term debt	3,500	4,000
Accrued other liabilities	1,435	2,112
Total current liabilities	12,333	13,101
Deferred tax liabilities	1,007	903
Taxes payable	309	242
Other long-term liabilities	575	718
Total liabilities	14,224	14,964

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	54,963	54,702
Retained earnings (accumulated deficit)	836	(997)
Accumulated other comprehensive loss	(49)	(132)
Total shareholders’ equity	55,752	53,575
Total liabilities and shareholders’ equity	$69,976	$68,539

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)
	Six Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$1,833	$2,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,616	4,575
Share-based compensation	333	537
Deferred taxes	(16)	(99)
Asset impairment charges	28	65
Changes in operating assets and liabilities
Accounts receivable	501	2,680
Accounts payable	(51)	(263)
Prepaid distribution rights	(1,982)	(2,504)
Film costs	(955)	(1,167)
Deferred costs - producer-for-hire	(1,989)	—
Deferred revenue	52	273
Producers payable	(166)	(55)
Taxes receivable and payable	(10)	1,184
Recoupable costs and producer advances	346	(1,517)
Accrued compensation	531	(369)
Other assets and liabilities	(886)	170

Net cash provided by operating activities	2,185	5,984

Cash flows from investing activities:
Purchase of marketable securities	(1,000)	(1,730)
Redemption of marketable securities	90	1,184
Purchases of equipment and furniture	(432)	(2,222)
Purchases of intangible assets	(18)	(688)
Payment of related party note arising from business acquisition	—	(21)

Net cash used in investing activities	(1,360)	(3,477)

Cash flows from financing activities:
Purchases of common stock	—	(4,303)
Payment of dividends	—	(2,982)
Payments on short-term debt	(500)	—
Payment of long-term seller financing	(75)	—

Net cash used in financing activities	(575)	(7,285)

Net increase (decrease) in cash and cash equivalents	250	(4,778)
Effect of exchange rate changes on cash and cash equivalents	4	(3)
Cash and cash equivalents, beginning of period	16,049	18,325

Cash and cash equivalents, end of period	$16,303	$13,544

Segment Summary Data (1)

(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended September 30,			Six Months Ended September 30,
	2009	2008	% change	2009	2008	% change

Net sales
Transactional TV	$9.3	$10.8	-14%	$19.0	$21.3	-11%
Film Production	1.7	2.2	-23%	4.3	4.2	2%
Direct-to-Consumer	0.3	0.4	-25%	0.7	0.9	-22%
Total net sales	11.4	13.4	-15%	23.9	26.4	-9%

Cost of sales
Transactional TV	2.9	2.9	0%	5.9	5.5	7%
Film Production	0.7	1.0	-30%	1.8	1.9	-5%
Direct-to-Consumer	0.6	0.5	20%	1.1	0.9	22%
Total cost of sales	4.2	4.4	-5%	8.8	8.4	5%

Operating expenses
Transactional TV	2.3	2.4	-4%	5.0	4.8	4%
Film Production	1.0	1.1	-9%	2.0	2.4	-17%
Direct-to-Consumer	0.1	0.5	-80%	0.3	1.1	-73%
Corporate Administration	2.2	2.7	-19%	4.7	5.6	-16%
Total operating expenses	5.5	6.8	-19%	12.0	13.9	-14%

Operating income (loss)
Transactional TV	4.1	5.5	-25%	8.1	11.0	-26%
Film Production	0.1	—	#	0.4	—	#
Direct-to-Consumer	(0.4)	(0.7)	43%	(0.8)	(1.2)	33%
Corporate Administration	(2.2)	(2.7)	19%	(4.7)	(5.6)	16%
Total operating income	$1.7	$2.1	-19%	$3.0	$4.1	-27%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended September 30,			Six Months Ended September 30,
	2009	2008	% change	2009	2008	% change

Transactional TV
VOD	$5.0	$5.6	-11%	$10.1	$10.8	-6%
PPV	4.2	5.0	-16%	8.5	10.0	-15%
Other	0.2	0.2	0%	0.4	0.4	0%
Total	$9.3	$10.8	-14%	$19.0	$21.3	-11%

Film Production
Owned content	$1.2	$1.7	-29%	$3.2	$3.4	-6%
Repped content	0.5	0.3	67%	1.0	0.7	43%
Other	—	0.1	#	0.1	0.2	-50%
Total	$1.7	$2.2	-23%	$4.3	$4.2	2%

Direct-to-Consumer
Net membership	$0.3	$0.3	0%	$0.6	$0.7	-14%
Other	—	0.1	#	0.1	0.1	0%
Total	$0.3	$0.4	-25%	$0.7	$0.9	-22%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.